Exhibit 16.1


                              China Autoparts, Inc.


May 18, 2004


Mr. Michael T. Studer
Michael T. Studer CPA P.C.
45 Church Street, P.O. Box 430
Freeport, New York 11520


Dear Mr. Studer:

           Moore Stephens Wurth Frazer and Torbet, LLP ("MSWFT") has audited the financial statements of the new subsidiaries of China Autoparts, Inc., Rhohan Holdings Limited and Chengdu Tonglin Industrial Casting Co., Ltd. for the fiscal years ended December 31, 2003 and December 31, 2002. We have been satisfied with MSWFT's services and have engaged them to audit our operations going forward. Accordingly, the engagement of your firm is hereby terminated. This termination and the engagement of MSWFT were approved by our full Board of Directors.

           Your firm is hereby authorized to respond fully to the inquiries of MSWFT.

           Our counsel will be preparing the Form 8-K which will be due May 25, 2004. You will be provided with a copy of the disclosures that we will be making in response to Item 304(a) of Regulation S-K. Please furnish us with a letter addressed to the Securities and Exchange Commission as to whether you agree with the statements made by us herein.

Very truly yours,


/s/ Ding Ke
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Ding Ke
Executive Vice President